Exhibit 10.50
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 21st day of December, 2006, by and between Comstock Homebuilding Companies, Inc., a Delaware corporation (“Comstock”), and The Merion Group, L.C. (“Consultant”).
     WHEREAS, Comstock desires that the Consultant provide certain consulting services (the “Services”) related to The Eclipse on Center Park Condominium in Arlington, Virginia (the “Condominium”) and other projects being developed by Comstock in the Washington, D.C. metropolitan area, and Consultant has agreed to provide such Services pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, for and in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. Services. The Services shall be defined to include sales management, marketing, and production coordination services related to the Condominium and other existing and/or future projects of Comstock in the Washington, D.C. metropolitan area, as designated by Comstock from time to time and shall involve the Consultant providing an average of 20 hours of consultation time per week during the Fixed Term (hereinafter defined). To facilitate Consultant’s performance of the Services, Comstock shall provide Consultant, without charge, with the use of an office and ancillary facilities within Comstock’s office premises during the term of this Agreement.
     2. Consulting Fee.
     (a) In consideration of the Consultant providing the Services to Comstock, Comstock agrees to pay to the Consultant a fee (the “Fixed Term Consulting Fee”) in the amount of Twenty-Five Thousand Nine Hundred and No/100 Dollars ($25,900.00) per month during the first three (3) months of the Fixed Term, and the amount of Fifteen Thousand Nine Hundred and No/100 Dollars ($15,900.00) per month during the final three (3) months of the Fixed Term. Should Comstock elect to terminate this Agreement at any time, Comstock shall nevertheless remain obligated to pay the Fixed Term Consulting Fee to Consultant through the expiration of the Fixed Term.
     (b) In the event Comstock requests, in writing, that the Consultant commit time above and beyond those called for to perform the Services pursuant to Section 1 herein (including without limitation those services described in Section 6 of the Separation Agreement entered into by Comstock and Consultant as of even date herewith), then the fee to be paid to Consultant (the “Additional Fees”) in consideration of those additional hours shall be $200 per hour. The Additional Fees shall be due and payable to Consultant within fifteen (15) business days after Consultant submits an invoice therefor to Comstock.
     (c) Consultant shall keep time sheets memorializing the number of hours spent and the Services provided for each calendar month during the term of this Agreement.

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In the event Consultant spends fewer than 80 hours in a calendar month, then no Additional Fees shall be earned by Consultant until Consultant has provided Services for the number of hours necessary to make-up the deficit from the previous month(s).
     (d) Comstock hereby agrees to reimburse Consultant for all costs incurred by Consultant in carrying out its obligations under this Agreement, including, without limitation, travel costs, so long as such costs were pre-approved in writing (which may include e-mail) by Comstock.
     3. Agents and Commission. Comstock and the Consultant each warrant to the other that neither had dealt with an agent, broker or finder with respect to the transaction contemplated by this Agreement. In the event any claim for commission or finder’s fee is brought by any person or entity as a consequence of the transaction contemplated hereby, then the party whose acts give rise to such claim shall indemnify and hold harmless the other party against any loss, cost or expense of any nature, including, but not limited to, court costs and reasonable attorneys’ fees, arising as a consequence of the claim for a commission or fee.
     4. Representations and Warranties by Consultant. Consultant has the power and authority to enter into this Agreement and perform its obligations hereunder; the performance by Consultant of its obligations hereunder does not and will not violate any law; and neither this Agreement nor the performance by Consultant of its obligations hereunder violates any agreement or contract to which Consultant is bound or a party. This Agreement is binding upon and enforceable against Consultant in accordance with its terms, and the person signing this Agreement on behalf of Consultant is authorized to do so.
     5. Indemnification. As specifically provided for and limited herby, Consultant shall protect, defend, hold harmless, and indemnify Comstock and its partners, affiliates, successors, heirs, assigns, directors, officers, employees and agents from and against all claims, actions, liabilities, damages, losses, costs and expenses (including court costs and attorneys’ fees) arising out of or incidental to the performance by Consultant of any duties and obligations pursuant to this Agreement, or any breach by Consultant of the representations and warranties of Consultant under this Agreement; provided, however, that such indemnification shall be strictly limited to the actual damages suffered and shall in no event exceed the total compensation paid by Comstock to Consultant hereunder. The foregoing indemnification shall survive the expiration or termination of this Agreement and the purchase and sale of any property or potential transaction for which Consultant has been retained hereunder.
     6. Term. The fixed term of this Agreement (the “Fixed Term”) shall commence on January 1, 2007 and shall continue through June 30, 2007. It is understood and agreed that Comstock may terminate this Agreement without cause upon delivering written notice thereof to Consultant, whereupon the parties hereto shall have no further liability to each other, except for the requirement in Section 2 hereof regarding Comstock’s obligation to pay the Fixed-Term Consultant Fee to Consultant through the expiration of the Fixed Term. Upon the expiration of the Fixed Term, the parties hereto may agree to extend the term of this Agreement on a month-to-month basis (the “Month-To-Month Term”). The Month-To-Month Term may be terminated by either party hereto with or without cause immediately upon delivery of written notice thereof from one party to the other. Unless otherwise agreed to in writing by the parties hereto, the fees charged by Consultant during the Month-To-Month Term shall be the same as the Additional Fees.

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     7. Notice. All notices and other communications hereunder shall be in writing and be deemed duly given if personally delivered, telecopied with proof of receipt, or sent by nationally recognized overnight courier, or mailed by certified mail, return receipt requested, postage prepaid:

If to Comstock:	Comstock Homebuilding Companies Inc.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
Attn: Christopher Clemente
Telecopier (703) 760-1520

If to Consultant:	William P. Bensten
928 Mackall Avenue
McLean, Virginia 22101
Telecopier (703) 442-8714
The parties hereto shall be responsible for notifying each other of any change of address.
     8. Assignment. Except for an assignment to an affiliate of Comstock, the benefits hereunder are not assignable by either party without the written consent of the other party.
     9. Construction of Agreement.
          a. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          b. Titles to paragraphs and subparagraphs are for convenience only and are not intended to limit or expand the covenants and obligations expressed thereunder.
          c. Time shall be of the essence with regard to all terms and conditions of this Agreement.
          d. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. No change or modification of this Agreement, or any waiver of the provisions hereof, shall be valid unless same is in writing and signed by the parties hereto.
          e. Waiver of performance or satisfaction of timely performance or the satisfaction of any condition, covenant, requirement, obligation or warranty by one party shall not be deemed a waiver of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.
          f. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

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          g. Nothing contained herein is intended to make, nor be construed to make, Comstock and Consultant as partners or joint venturers.
          h. If any term, covenant or condition of this Agreement or the application thereof to any part shall be invalid or unenforceable, the remaining terms, covenants and conditions or circumstances shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.
          i. In the event any party is required to resort to litigation to enforce its rights hereunder, the parties hereto agree that any judgment awarded to the substantially prevailing party shall include all litigation expenses, including reasonable attorneys’ fees and costs. The parties hereto hereby consent to the jurisdiction of the Circuit Court of Fairfax County with regard to any litigation arising out of this Agreement, and hereby waive their right to a jury trial.
     WITNESS the following signatures and seals:

COMSTOCK: COMSTOCK HOMEBULDING COMPANIES, INC., a Delaware corporation, Manager
By:	/s/ Christopher Clemente
Christopher Clemente
Chief Executive Officer

CONSULTANT:
By:	/s/ Willaim P. Bensten
William P. Bensten

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